Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES PRELIMINARY FISCAL 2014 FIRST QUARTER NET SALES OF $45 MILLION, ADJUSTED EARNINGS PER SHARE BETWEEN $0.20 AND $0.22

Company to Report Full Financial Results, Host Conference Call on Thursday, November 7th

Philadelphia, PA — October 31, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today announced that it expects to report fiscal 2014 first quarter net sales of approximately $45 million and adjusted earnings per share between $0.20 and $0.22.  On a GAAP basis, the company expects to report a loss per share attributable to Lannett Company in the range of $0.20 to $0.22, which includes a non-recurring, pre-tax charge of $20.1 million related to the previously announced contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP) to be the exclusive distributor in the United States of three JSP products.  For the prior year first quarter, net sales were $35.3 million and diluted earnings per share attributable to Lannett Company were $0.10, which included a favorable pre-tax litigation settlement of $1.3 million, equal to $0.02 per diluted share.  Excluding the JSP contract renewal charge, the company said the improved performance was driven by strong sales of existing and new products, price increases and favorable product mix.

Lannett will report full financial results for its fiscal 2014 first quarter Thursday, November 7, 2013 after the market closes and will host a conference call that same afternoon at 4:30 p.m. Eastern (1:30 p.m. Pacific) to review the company’s performance and answer questions.

The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 35995945.  The call will also be available through a live, listen-only audio broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the reporting of its preliminary financial results, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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